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                                                                 EXHIBIT 4.8 (c)

                                SWINGLINE NOTE
                                --------------


$5,000,000.00                                                      June 17, 1998


          FOR VALUE RECEIVED, the undersigned, EMPRESS ENTERTAINMENT, INC., a Delaware corporation, EMPRESS CASINO JOLIET CORPORATION, an Illinois corporation and EMPRESS CASINO HAMMOND CORPORATION, an Indiana corporation (collectively the "Borrowers") jointly and severally promise to pay to the order of WELLS FARGO BANK, National Association (the "Swingline Lender") at its principal office at One East First Street, Reno, Nevada 89501, Attention: Casey Potter, Vice President, Gaming Division, or at such other location as may be directed from time to time by Swingline Lender by written notice to Borrowers, the principal sum of Five Million Dollars ($5,000,000.00) or, if less, the aggregate unpaid principal amount of all Swingline Advances (as defined in the Credit Agreement, hereinafter defined) made by the Swingline Lender to or for the benefit of Borrowers pursuant to the Credit Agreement, in the manner and at the times set forth in Section 2.08 of the Credit Agreement and, in any event, on or before ten (10) days prior to the Maturity Date. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

          Borrowers also promise to pay interest on the unpaid principal amount hereof from time to time outstanding from the date of each Swingline Advance until repaid at the Base Rate plus the Applicable Margin, and on the dates specified in the Credit Agreement and in any event on or before ten (10) days prior to the Maturity Date.

          Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds.

          This Swingline Note is the Swingline Note described in, and is subject to the terms and provisions of that certain Credit Agreement of even date herewith executed by and among Borrowers, Lenders, Swingline Lender, L/C Issuer and Agent Bank, as described and defined therein (as amended, modified, supplemented or restated from time to time, the "Credit Agreement") and payment of this Swingline Note is secured by the Security Documentation. Reference is hereby made to the Credit Agreement for a statement of the rights and obligations

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of the Borrowers, a description of the properties mortgaged and assigned, the nature and extent of the collateral security and the rights of the parties to the Security Documentation in respect of such collateral security, and for a statement of the terms and conditions under which the due date of this Swingline Note may be accelerated. Upon the occurrence of any Event of Default as specified in the Credit Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable.

          In addition to and not in limitation of the foregoing and the provisions of the Credit Agreement, the Borrowers further agree, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the Swingline Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

          All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

          This Swingline Note is issued under, and subject to, the terms, covenants and conditions of the Credit Agreement, which Credit Agreement is by this reference incorporated herein and made a part hereof.

          THIS SWINGLINE NOTE NOT ENFORCEABLE AGAINST ECJC UNTIL OCCURRENCE OF
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IGB APPROVAL DATE.  Notwithstanding anything contained in the Credit Agreement
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or this Swingline Note to the contrary, until the IGB has approved the Bank
Facilities and each of the Loan Documents with respect to ECJC and the ECJC Casino Facilities and the IGB Approval Date shall have occurred, this Swingline Note shall not be binding upon nor enforceable against ECJC in any respect.

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          THIS SWINGLINE NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND
GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA.


                                             EMPRESS ENTERTAINMENT, INC.,
                                             a Delaware corporation


                                             By /s/ Peter A. Ferro
                                               -----------------------
                                               Peter A. Ferro, Jr.,
                                               Chief Executive Officer


                                             EMPRESS CASINO JOLIET
                                             CORPORATION,
                                             an Illinois corporation


                                             By /s/ Peter A. Ferro
                                               -----------------------
                                               Peter A. Ferro, Jr.
                                               Chief Executive Officer


                                             EMPRESS CASINO HAMMOND
                                             CORPORATION,
                                             an Indiana corporation


                                             By /s/ Peter A. Ferro
                                               -----------------------
                                               Peter A. Ferro, Jr.,
                                               Chief Executive Officer

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